Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-278924 on Form S-8 of Loar Holdings Inc. of our report dated June 26, 2026, with respect to the statements of net assets available for benefits of the Loar Group Inc. 401(k) Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedules of Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions as of December 31, 2025, and Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2025, which report appears in the December 31, 2025 annual report on Form 11-K of the Loar Group Inc. 401(k) Plan for the year ended December 31, 2025.

/s/ Whitley Penn LLP

Fort Worth, Texas

June 26, 2026